EXHIBIT 99.2

[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

August 1, 2006

Dear Shareholder:

On July 18, 2006, the Board of Directors of The First of Long Island Corporation (the “Company”) unanimously determined to renew the Shareholder Protection Rights Plan that the Company originally adopted in 1996. The original plan expired on July 31, 2006, and after careful deliberation, the Board determined to renew the plan. A summary of the plan is enclosed. This letter briefly describes the Rights Plan and the Board’s reasons for adopting it.

The Rights Plan was not adopted in response to any specific effort to acquire control of the Company. Rather, it was adopted to protect shareholders against attempts to acquire control of the Company by means of “creeping” acquisitions in the open market, a hostile tender offer made at less than a full and fair price and other takeover tactics that can be used to deprive shareholders of the ability to get a full and fair price for all of their shares in the context of a change in control. The Board believes that Rights Plans have also proven that they can be effective in providing a board of directors of a target company with more time to pursue alternatives to an inadequate hostile bid and negotiating leverage with a bidder should the board decide to engage in such activities. Many public U.S. corporations, including many of our public competitors, have considered it prudent, in light of the current takeover environment, to adopt shareholder protection plans similar to the Rights Plan.

The Rights Plan is not intended to and will not prevent a takeover of the Company at a full and fair price. However, it may cause substantial dilution to a person or group that acquires 20% of more of the Company’s Common Stock unless the Rights are first redeemed by the Board of Directors.

The Rights Plan does not in any way weaken the Company’s financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or you and will not change the way in which the Company’s shares are traded.

The Rights should not interfere with any merger or other business combination that is in the best interests of the Company and its shareholders, since the Rights may be redeemed by the Company at $.01 per Right in cash prior to the tenth business day (or such earlier or later date as the Board may decide) after it is announced that a person or group has acquired 20% or more of the Company’s Common Stock.

The enclosed summary is not complete and is qualified in its entirety by the Rights Agreement relating thereto, a copy of which can be obtained free of charge from the Company, The First of Long Island Corporation, 10 Glen Head Road, Glen Head, New York 11545, Attention: Mark D. Curtis, Senior Vice President and Treasurer.

In adopting the Rights Plan, the Board has expressed its confidence in the Company’s future and the Board’s determination that you, the shareholders, be given every opportunity to participate fully in that future.

Michael N. Vittorio

President and Chief Executive Officer

Summary of

Amended and Restated Shareholder Protection Rights Plan

Distribution and Transfer of Rights; Rights Certificates

The Board has declared a dividend of one Right for each share of Common Stock outstanding on August 1, 2006. Prior to the Separation Time referred to below, the Rights will be evidenced by and trade with the Common Stock and will not be exercisable. After the Separation Time, the Company will mail Rights Certificates to shareholders and the Rights will become transferable apart from the Common Stock.

Separation Time

Rights will separate from the Common Stock and become exercisable following the earlier of (i) the date of the Flip-in Trigger referred to below or (ii) the tenth business day (or such later date as the Board may decide) after any person commences a tender offer that would result in such person holding a total of 20% or more of the Common Stock.

Exercise of Rights

After the Separation Time, each Right will entitle the holder to purchase, for an Exercise Price of $150.00, one share of Common Stock.

“Flip-in” Trigger

Upon announcement that any person has acquired 20% or more of the outstanding Common Stock, then ten business days thereafter (or such earlier or later date as the Board may decide):

(i)	Rights owned by the person acquiring such stock (an “Acquiring Person”) or transferees thereof will automatically become void; and
(ii)	Each other Right will automatically become a right to buy, for the Exercise Price, that number of shares of Common Stock having a market value of twice the Exercise Price.

Exchange Option

If any person acquires 20% or more of the outstanding Common Stock, the Board may require each outstanding Right to be exchanged for one share of Common Stock, in lieu of allowing Rights to be exercised.

“Flip-over” Trigger

After an Acquiring Person has become such, the Company may not consolidate or merge with, or sell 50% or more of its assets or earning power to, any person (a “Flip-over Transaction or Event”) if at the time of such merger or sale (or agreement to do any of the foregoing) the Acquiring Person controls the Board of Directors and, in the case of a merger, will receive different treatment than all other shareholders unless proper provision is made so that each Right would thereafter become a right to buy, for the Exercise Price, that number of shares of Common Stock of such other person having a market value of twice the Exercise Price.

Redemption

The Rights may be redeemed by the Board, at any time until a Flip-in Trigger has occurred, at a Redemption Price of $0.01 per Right.

Power to Amend

The Board may amend the Plan in any respect until a Flip-in Trigger has occurred. Thereafter, the Board may amend the Plan in any respect not materially adverse to Rights holders generally.

Expiration

The Rights will expire ten years from the date of their issuance.

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